Exhibit 10.1

AMENDMENT NO. 2
TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 2 (“Amendment”) dated as of March 1, 2022 (the “Second Amendment Date”) to the Agreement, as defined below, is entered into by and among Astronics Corporation (“Borrower”), certain lenders under the Agreement (the “Lenders”) and HSBC Bank USA, National Association, as agent for the Lenders under the Agreement (“Agent”), and as the Swingline Lender and Issuing Bank. Terms used herein and not otherwise defined are used with their defined meanings from the Agreement.
Recitals

A.The Borrower, the Agent and the Lenders are the parties to a Fifth Amended and Restated Credit Agreement dated as of February 16, 2018, as amended by Amendment No. 1 to Fifth Amended and Restated Credit Agreement (“First Amendment”) dated May 4, 2020 (the “Agreement”).
B.Pursuant to Section 9.14 of the Agreement, the Borrower has requested that the Agent and the Lenders amend certain terms of the Agreement.
C.The Lenders and the Agent are agreeable to the foregoing to the extent set forth in this Amendment.
D.The Borrower and each of the Guarantors will benefit from the changes to the Agreement set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and of the loans or other extensions of credit heretofore, now or hereafter made by the Lenders to, or for the benefit of, the Borrower and its Subsidiaries, the parties hereto agree as follows:

1.Conditions Precedent to this Amendment. This Amendment shall be effective as of the date first written above once the following conditions precedent are satisfied:
1.1Amendment Documentation. The Agent shall have received a copy of this Amendment executed by all parties hereto, and copies of the Notes, the Environmental Indemnification Agreements and the Reaffirmation Agreement.
1.2No Default. As of the date hereof, after giving effect hereto, no Default or Event of Default shall have occurred and be continuing.
1.3Beneficial Ownership. If requested by any Lender, a Beneficial Ownership Certification in relation to the Borrower. As of the date hereof, the information included in any Beneficial Ownership Certification furnished to any of the Lenders, as applicable, is true and correct in all respects.
1.4Third Party Reports. The Agent shall have received real property appraisals and environmental site assessments prepared by a qualified third party consultant approved by the Agent, in each case satisfactory to Agent.
1.5Representations and Warranties. The representations and warranties contained in the Agreement shall be true, correct and complete as of the date hereof as though made on such date, except to the extent such representations and warranties are expressly limited to a specific date.

1.6Payment of Fee. The Borrower shall have paid to the Agent, for the ratable benefit of each Lender that has provided its signature hereto to the Agent no later than 12:00 pm, New York City time by March __, 2022 a consent fee in the amount of 10 basis points of the Commitment for each Lender that so consents (the “Closing Date Consent Fee”). Any fees or costs required to be paid on or before the effectiveness of this Amendment (including, without limitation, the Closing Date Consent Fee and the cost in connection with any third party reports) shall have been paid.
2.Amendments. The Agreement is amended as follows:
2.1Article I entitled “Definitions” is amended by deleting the definitions of “30-Day LIBOR Rate”, “Benchmark Replacement Conforming Changes”, “Benchmark Transition Start Date”, “Early Opt-in Election”, “Libor Interest Determination Date”, “LIBOR Lending Office”, “LIBOR Loan”, “LIBOR Rate”, and “Libor Rate Option”:
2.2Article I entitled “Definitions” is amended by deleting the present definitions of the terms set forth below and replacing them in their entirety with the following definitions:
“ABR” or “Alternate Base Rate” - For any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (i) the Prime Rate, (ii) the Federal Funds Effective Rate from time to time in effect plus 0.5%, (iii) the Adjusted Term SOFR Rate for a one month Interest Period (taking into account any floor) in effect on such day, plus 1% or (iv) two percent (2%). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, respectively.
“Applicable Commitment Fee Rate” - (i) Initially, until changed in accordance with the following provisions, the Applicable Commitment Fee Rate shall be 0.40%; and (ii) commencing with the fiscal quarter of Borrower ended on March 31, 2022, and continuing with each fiscal quarter thereafter, the Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	Commitment Fee
1	< 1.5 to 1.0	0.10%
2	> 1.5 to 1.0 but < 2.0 to 1.0	0.15%
3	>2.0 to 1.0 but < 3.0 to 1.0	0.20%
4	> 3.0 to 1.0 but < 3.5 to 1.0	0.25%
5	>3.5 to 1.0 but < 4.0 to 1.0	0.30%
6	>4.0 to 1.0	0.40%

Changes in the Applicable Commitment Fee Rate shall become effective three (3) Business Days immediately following the date of delivery by Borrower to the Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a) and (b) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Borrower has failed to deliver such a financial statement and Compliance Certificate when due, the Applicable Commitment Fee Rate shall be applied at Level 6 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Commitment Fee Rate shall be determined by the Agent in accordance with the provisions set forth in this definition and the Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Agent shall be conclusive absent manifest error.

“Applicable Lending Office” - With respect to each Lender, such Lender’s Domestic Lending Office in the case of an ABR Loan and such Lender’s SOFR Lending Office in the case of a SOFR Loan.

“Applicable Margin” - (i) Initially, until changed in accordance with the following provisions, the Applicable Margin shall be 2.250% for ABR Loans and 3.250% for SOFR Loans; (ii) commencing with the fiscal quarter of Borrower ended on March 31, 2022, and continuing with each fiscal quarter thereafter, the Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	SOFR Rate Option	ABR Option
1	< 1.5 to 1.0	1.500%	0.500%
2	> 1.5 to 1.0 but < 2.0 to 1.0	1.625%	0.625%
3	> 2.0 to 1.0 but < 3.0 to 1.0	1.750%	0.750%
4	> 3.0 to 1.0 but < 3.5 to 1.0	2.375%	1.375%
5	> 3.5 to 1.0 but < 4.0 to 1.0	2.500%	1.500%
6	> 4.0 to 1.0	3.250%	2.250%

Changes in the Applicable Margin shall become effective three (3) Business Days immediately following the date of delivery by Borrower to the Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a) and (b) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Borrower has failed to deliver such financial statement and Compliance Certificate when due, the Applicable Margin shall be applied at Level 6 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Margin shall be determined by the Agent in accordance with the provisions set forth in this definition and the Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Agent shall be conclusive absent manifest error. For the avoidance of doubt, with respect to any days prior to the Second Amendment Effective Date, the calculation of interest for such days with respect to any Loans outstanding shall utilize the definition of Applicable Margin in effect prior the Second Amendment Effective Date.

“Benchmark Replacement” - With respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    the sum of Daily Simple SOFR and 0.10% (10 basis points); or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, then such rate will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” - With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” - The earlier to occur of the following events with respect to then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” - The occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available

Tenors of such Benchmark (or the published component used in the calculation thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof)
“Benchmark Unavailability Period” - The period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23.
“Borrower Collateral” - All of Borrower’s personal property and fixtures (other than the 14,535 shares of common stock of Tel-Instrument Electronics Corp. currently owned by Borrower), including 100% of the issued and outstanding Equity Interest in each Domestic Subsidiary other than Astronics Air LLC and Astronics Air II LLC, but limited to 65% of the issued and outstanding Equity Interest in each Foreign Subsidiary, whether now owned or hereafter acquired, wherever located, and any and all proceeds thereof, and the Mortgaged Property.
“Breakage Fee” - In the event that (i) any payment of a SOFR Loan is required, made or permitted on a date other than the last day of the then current Interest Period applicable thereto (including upon demand by Lender), (ii) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure to convert, continue, borrow or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, an amount equal to any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of a Lender delivered to the Borrower and setting forth any amount or amounts that the Lender is entitled to receive pursuant to this paragraph shall be conclusive absent manifest error.
“Business Day”- (a) For all purposes other than as set forth in clause (b) of this definition, any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental action to close, and (b) with respect to a SOFR Loan, any day which is a Business Day described in clause (a) and which is also a U.S. Government Securities Business Day.

“Collateral Documents” - Collectively, the Security Instruments, Existing Security Agreements, any Guaranty and any financing statements filed to perfect the security interest granted under the Existing Security Agreements, as any may have been reaffirmed by the Reaffirmation.

“Consolidated EBITDA” - For any period, an amount equal to: (i) Consolidated Net Income, plus, in each case, to the extent deducted in determining Consolidated Net Income for such period, the sum of the amounts for such period, without duplication, of
(A) Transaction Costs;
(B) Consolidated Interest Expense;
(C) provisions for taxes based on income;
(D) total depreciation expense;
(E) total amortization expense;
(F) other non-cash items reducing Consolidated Net Income;

(G) any reduction of Consolidated Net Income resulting from the fair valuation adjustment to inventory cost in connection with any Permitted Acquisition;
(H) any fees, charges or other expenses (including without limitation any awards or settlement payments), made in connection with any action, suit, proceeding or investigation that is outside the ordinary course of business, provided that the aggregate amount of all such fees, charges or other expenses added back under this subsection (H) shall not exceed $10,000,000 in the aggregate over the term of this Agreement;
(I) any extraordinary, unusual or nonrecurring fees, charges, expenses or losses determined in good faith by the Borrower made or incurred by Telefonix in the 12 months prior to the closing date of the Telefonix Acquisition, in each case to the extent reasonably acceptable to Agent, provided that the aggregate amount of all such fees, charges or other expenses added back under this clause (I) shall not exceed $2,000,000 for any period;
(J) any extraordinary, unusual or nonrecurring fees, charges, expenses or losses determined in good faith by the Borrower made or incurred by a Target prior to the closing date of a Permitted Acquisition;
(K) restructuring charges, net cost savings, business optimization expenses, operating expense reductions and other operating improvements or synergies determined in good faith by the Borrower to be reasonably expected to result from any Permitted Acquisition (which, for the avoidance of doubt, shall include but not be limited to retention, severance, systems establishment cost, contract termination costs and costs to open, close or consolidate facilities and relocate employees) , or reserves for the foregoing made within 12 months of the date on which the applicable Permitted Acquisition is consummated, in each case to the extent reasonably acceptable to Agent, provided that such operating expense reductions and other operating improvements or synergies (1) are reasonably identifiable and factually supportable, and (2) no such amounts shall be added back to the extent paid from a reserve for such amounts added back to Consolidated EBITDA in a prior period;
(L) expenses incurred to the extent covered by indemnification or refunding provisions in any document governing any Permitted Acquisition to the extent reimbursed;
(M) any extraordinary, unusual or nonrecurring cash fees, charges, expenses or losses determined in good faith by the Borrower not added back to Consolidated EBITDA pursuant to another subsection of this definition, provided that the aggregate amount of all such cash fees, charges, expenses or losses added back pursuant to this subsection (M) shall not in any period exceed five percent (5%) of Consolidated EBITDA for such period (prior to giving effect to the add back pursuant to this subsection (M));
minus (ii) other non-cash items increasing Consolidated Net Income for such period;
provided, however (1) extraordinary gains, whether cash or non-cash, (2) earn-out adjustments in the purchase price for Permitted Acquisitions, (3) earn-outs in connection with Asset Sales consisting of the divestiture of a business entity or assets constituting a business line or division, and (4) gains in connection with any Asset Sale, in each case, shall not be included in the calculation of Consolidated EBITDA. Furthermore, grant funds or any other funds paid to the Borrower or its Subsidiaries as part of the Aviation Manufacturing Jobs Protection (AMJP) Program, or by any Governmental Authority as part of the American Rescue Plan, or in connection with any other relief, fiscal aid, subsidy or grant program operated by or created by a Governmental Authority, shall not be included in the calculation of Consolidated EBITDA; except that, notwithstanding the foregoing, up to $14,700,000 of AMJP Program funds awarded to the Borrower prior to the Second Amendment Date may be included in the calculation of Consolidation of EBITDA. Notwithstanding anything to the contrary in this definition, for purposes of computing the Leverage Ratio hereunder, or in connection with any pro-forma calculation required by this Agreement, the term “Consolidated EBITDA” shall be computed, on a consistent basis, to reflect purchases and acquisitions by Permitted Acquisition or otherwise, made by Borrower and the Subsidiaries during the relevant period, as if they occurred at the beginning of such period, and Borrower, during the twelve (12) month period following the date of any such Permitted Acquisition may include in the calculation hereof the necessary portion of the adjusted historical results of the entities acquired in acquisitions that were achieved prior to the applicable date of the acquisition for such time period as is necessary for Borrower to have figures on a Rolling Four-Quarter Basis from the date of determination with respect to such acquired entities.
“Guarantor” or “Guarantors” - Individually, each of ACCC, ACSCC, Armstrong, Astronics Advanced, DME, LSI, PECO, Astronics AeroSat and ATS, and collectively, all of them, and any other Subsidiary of Borrower which is required to deliver a Guaranty hereunder.

“Interest Period” - As to any Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as specified in the applicable Request Certificate; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Revolving Credit Maturity Date, and (iv) no tenor that has been removed from this definition pursuant to Section 2.23 shall be available for specification in such Request Certificate. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.
“Maximum Limit” - The maximum aggregate amount which the Borrower can borrow from time to time under the Revolving Credit, which on the Second Amendment Date is $225,000,000.

“Revolving Credit Maturity Date” - May 30, 2023, which may be shortened in accordance with Section 7.2 of this Agreement.

“Term SOFR” - (a) For any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and (b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.
“Threshold Amount” - As of any date, the greater of $25,000,000 or 10% of Borrower’s Consolidated Net Tangible Assets as of the last fiscal quarter of the Borrower most recently ended, for which financial statements are available or required to be delivered under Section 5.2 of this Agreement. For the avoidance of doubt for purposes of Sections 6.1(g) and 6.3(c), any subsequent change in the Threshold Amount occurring after any Indebtedness was incurred or Investment was made will not result in a violation of this Agreement so long as such Indebtedness or Investment was permitted when incurred, made or taken, provided that during the Second Amendment Suspension Period, the term “Threshold Amount” as used in the definition of “Material Indebtedness”, Section 6.1 and 6.3(c) of the Agreement shall be $5,000,000.

“Total Revolving Credit Commitment” - The sum of the Revolving Credit Commitments of the Lenders, as in effect from time to time. Commencing on the Second Amendment Date, the Total Revolving Credit Commitment is equal to $225,000,000.

2.3Article I entitled “Definitions” is further amended to add the following new definitions in the appropriate alphabetical order:
“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (i) Term SOFR for such calculation plus (ii) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor for purposes of this agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.23.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.23.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. Sec. 1010.230.

“Conforming Changes” - With respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.23 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Flood Insurance Laws” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to SOFR. For the avoidance of doubt the initial Floor for Adjusted Term SOFR shall be 1.00%.

“Mortgaged Property” - means the real property listed on Schedule I.

“Security Instruments” shall mean the mortgages and deeds of trust listed on Exhibit F hereto, as amended or supplemented from time to time together with any mortgages or deeds of trust provided to the Agent after the date hereof as security for the Secured Obligations.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Second Amendment Date” - March 1, 2022.
“Second Amendment Suspension Period” - The period from the Second Amendment Date until September 30, 2022.
“SOFR Administrator” - The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Lending Office” - With respect to any Lender, the office of such Lender specified as its “SOFR Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“SOFR Loan” means any Loan on which interest is calculated based on Adjusted Term SOFR plus the Applicable Margin (other than pursuant to clause (iii) of the definition of “ABR”).

“Term SOFR Adjustment” - For any calculation with respect to a SOFR Loan or the SOFR prong of an ABR Loan, a percentage per annum as set forth below for the applicable Type of such Loan (if applicable) and Interest Period therefor:

FOR SOFR PRONG OF ABR LOANS:

ABR Loans:	0.10% (10 basis points)

FOR SOFR LOANS:

Interest Period	Percentage
One Month	0.10% (10 basis points)
Three Month	0.15% (15 basis points)
Six Month	0.25% (25 basis points)

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” – The forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
2.4Each use of the term “LIBOR Loan” in the definitions of “Loan”, “Revolving Loan” and in Sections 2.1(b), 2.4(b), 2.6, 2.7, 2.9(a), 2.10, 2.11, 2.19, 2.20, 2.22 is hereby replaced with the term “SOFR Loan”
2.5Each use of the term “LIBOR Rate” in the definition of “Type” and in Sections 2.6, 2.9(a), 2.10, 2.22 is hereby replaced with the term “Adjusted Term SOFR Rate”
2.6Intentionally deleted.
2.7The words “the Libor Rate Option or” are hereby deleted from Section 2.9(a)(2) of the Agreement.
2.8A new Section 2.6(f) is added to the end of Section 2.6 as follows:
(f)    As of the date of the Second Amendment Date, there may be one or more outstanding LIBOR Loans (the “Existing LIBOR Loans”) under the Agreement. Prior to being repaid or prepaid, the Existing LIBOR Loans shall bear interest, and interest shall be payable by Borrower, in accordance with the terms of the Agreement as existing prior to the Second Amendment Date, which terms shall be applicable solely to Existing LIBOR Loans, and shall cease to apply or have any further force and effect if there are no Existing LIBOR Loans outstanding. Notwithstanding anything to the contrary herein, from and after the Second Amendment Date, no further LIBOR Loans will be made under the Agreement and any outstanding LIBOR Loans will be converted to a SOFR Loan at the end of the applicable Interest Period.
2.9Section 2.9(b) of the Agreement is hereby deleted in its entirety.

2.10The following new Section 2.14(e) is added to the end of Section 2.14 as follows:

(e)    If any payment to be made by the Borrower falls on a day that is not a Business Day, payment shall be made on the next succeeding Business Day, unless that Business Day falls in the next succeeding month, in which case the interest payment date will be the preceding Business Day.
2.11Section 2.21 is hereby deleted in its entirety.
2.12Section 2.23 is hereby renumbered and replaced in its entirety as follows:
“2.23 Effect of Benchmark Transaction Event.
(a)    Benchmark Replacement. (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii) No Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.23.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the occurrence of a Benchmark Transition Event or implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.23(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent pursuant to this Section 2.23(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.23(c).
(d)    Unavailability of Tenor Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
(f)    Rates. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.23 provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark including any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.13The following new Section 4.25 is added at the end of Article IV:
“4.25    Flood Zone. None of the Improvements are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, the Borrower has obtained the insurance prescribed herein. For the purposes of this paragraph, “Improvements” means all improvements located on the Mortgaged Property, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Mortgaged Property and/or in such improvements.

2.14Section 5.2 of the Agreement entitled “Financial Reporting Requirements” is amended so that in clause (f) thereof is deleted and replaced with the following:
“(f) monthly, within fifteen (15) days after the end of each month, a certificate of the Borrower certifying to compliance with the liquidity covenant set forth in Section 6.15 of this Agreement;”
2.15The following new sentences are added at the end of Section 5.20 as set forth below:
“If at any time the Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand. Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Agent or any Lender for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.”
2.16The following new Section 5.21 is added at the end of Article V:
“5.21    Flood Zone. With respect to the Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the Borrower shall or shall cause the applicable Loan Party to (A) obtain and maintain, with financially sound and reputable insurance companies, such flood insurance in such reasonable total amount as the Agent may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon request of the Agent, deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent, including, without limitation, evidence of annual renewals of such insurance; and further, any extension of the Revolving Credit Maturity Date or increase of any of the total Commitments or Loans (including any increase under Section 2.21, but excluding (i) any continuation or conversion , (ii) the making of any Revolving Loans or Swingline Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Laws and as otherwise reasonably required by the Agent.
2.17Section 6.1 of the Agreement entitled “Indebtedness” is deleted in its entirety and replaced with the following:
“6.1    Indebtedness. Neither the Borrower nor any Subsidiary will create, incur, assume or suffer to exist any Indebtedness except (a) to the Agent and the Lenders, (b) as set forth on Schedule 6.2 attached hereto, (c) Indebtedness owed by a Subsidiary to the Borrower or to another Subsidiary or by the Borrower to a Subsidiary (which, with respect to Indebtedness not existing on the First Amendment Date owing to the Borrower or a Guarantor from Subsidiaries that are not Guarantors, from the First Amendment Date to the date of delivery of a Compliance Certificate showing compliance with Section 6.13 for the fiscal quarter ending September 30, 2022, shall not exceed $5,000,000 at any one time outstanding), in each case made in the ordinary course of business including, without limitation, in connection with a Permitted Acquisition, (d) Indebtedness incurred for Capital Leases of fixed assets or fixed asset purchases, provided that after taking into effect such Indebtedness, (i) the Borrower is in compliance with Section 6.13 on a pro-forma basis or (ii) from the First Amendment Date through September 30, 2022, new Indebtedness incurred during such period shall not exceed $2,000,000 at any one time outstanding, (e) Subordinated Indebtedness or Indebtedness under Unsecured Notes with maturity dates after the Revolving Credit Maturity Date including guaranties thereof, provided that after taking into effect such Indebtedness, the Borrower is in compliance with the Leverage Ratio on a pro-forma basis and the Borrower delivers to the Agent a certificate signed by the Executive Vice

President-Finance or Treasurer of the Borrower certifying (i) the stated maturity date of such Indebtedness, (ii) that no Default or Event of Default is then in existence or would be caused by the issuance of such Subordinated Indebtedness or Unsecured Notes and (iii) the Borrower is in compliance with the Leverage Ratio both immediately before and after giving pro-forma effect to the incurrence of such Indebtedness, (f) Indebtedness incurred under Hedge Agreements entered into for the purposes of mitigating interest rate or foreign currency risk, (g) any other Indebtedness which does not cause the then outstanding amount of the Indebtedness of the Borrower and its Subsidiaries incurred pursuant to this clause (g), after giving pro-forma effect to such incurrence, to exceed the Threshold Amount, determined as of the date of such incurrence and (h) Indebtedness incurred in connection with a Regulatory Debt Facility; provided that Borrower or any Subsidiary may exchange, refinance or refund any such Indebtedness described in clause (b) or (g) hereof if the aggregate principal amount thereof (or Capital Lease Obligation in the case of a Capital Lease or present value, based on the implicit rate, in the case of a Synthetic Lease) is not increased (other than in connection with the capitalization of interest.”
2.18Section 6.4 of the Agreement, entitled “Equity Interest Repurchases and Dividends” is deleted in its entirety and replaced with the following:
“6.4    Equity Interest Repurchases and Dividends. Neither the Borrower nor any Subsidiary will, directly or indirectly make any repurchase or repurchases of Equity Interests in the Borrower or any Subsidiary or pay any dividend, except for:
    (a)    the repurchase by a Subsidiary of Equity Interests owned by the Borrower or another Subsidiary;
    (b)    the payment of a dividend by a Subsidiary to the Borrower or to another Subsidiary;
(c)    dividends paid in Equity Interests, provided that no such dividends may be paid during the Second Amendment Suspension Period; and
(d)    any other repurchases made or dividends paid, provided that:
(i)    promptly following the approval of any stock repurchase program or any cash dividend by the Board of Directors of the Borrower, the Borrower shall have provided written notice to the Agent of such approval with a description of the stock repurchase program or dividend;
(ii)    after giving effect to such repurchases or the payment of such dividends pursuant to clause (d), the Borrower is in compliance with the Leverage Ratio on a pro-forma basis and has at least $10,000,000 of unused availability under the Revolving Credit and no Default or Event of Default is then in existence; and
(iii)    no such repurchase shall be made or dividends paid pursuant to this subsection (d) prior to the delivery of a Compliance Certificate demonstrating compliance with Section 6.13 for the fiscal quarter ending September 30, 2022.”
2.19Section 6.7 of the Agreement entitled “Consolidation, Merger, Acquisitions, Asset Sales, etc.” is amended so that the proviso at the end of subsection (c) is deleted and replaced with the following:
“provided however no such Permitted Acquisition shall be made prior to the delivery of a Compliance Certificate demonstrating compliance with Section 6.13 for the fiscal quarter ending September 30, 2022.”
2.20Section 6.13 of the Agreement entitled “Maximum Leverage Ratio” is deleted and replaced with the following:

“6.13    Maximum Leverage Ratio. The Borrower will not permit, as of the end of any fiscal quarter set forth below, the Leverage Ratio to exceed the ratio set forth below:

Quarter Ending:	Ratio:
March 31, 2018 - December 31, 2019	3.75x
March 31, 2020 - June 30, 2021	Suspended
September 30, 2021	6.00x
December 30, 2021	5.50x
March 31, 2022	4.75x
June 30, 2022	4.75x
September 30, 2022 and thereafter	3.75x
provided, however, commencing September 30, 2022, if no Default or Event of Default exists, the Borrower may, upon the occurrence of a Material Acquisition, elect to increase the Maximum Leverage Ratio for the Post-Acquisition Fiscal Quarter End Dates (as hereafter defined), provided that the Leverage Ratio may not exceed 4.5 to 1.0, and that the Borrower may not exercise this right more than three (3) times after the Closing Date. “Material Acquisition” means one (1) or more Permitted Acquisitions in a four (4) fiscal quarter period for, in the aggregate, consideration in excess of $40,000,000. “Post-Acquisition Fiscal Quarter End Dates” means the end of the fiscal quarter in which the Borrower elects to exercise the increased Maximum Leverage Ratio in accordance with this Section 6.13 and the end of the next three (3) fiscal quarters, unless the Borrower elects to exercise the increased Maximum Leverage Ratio within the last 45 days of any fiscal quarter, then “Post-Acquisition Fiscal Quarter Ends” means the end of such fiscal quarter in which the Borrower elects to exercise the increased Maximum Leverage Ratio, and the end of the immediately following four (4) fiscal quarters.”
2.21Section 6.15 of the Agreement, entitled “Minimum Liquidity” is deleted in its entirety and replaced with the following:
“6.15    Minimum Liquidity. The Borrower will not permit Liquidity to be less than $35,000,000, tested as of the last day of each month.”
2.22A new Section 9.24 is added at the end of Article 9 as follows:
“9.24    Erroneous Payment. (a) If the Agent (x) notifies a Lender or Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 9.24 and held in trust for the benefit of the Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.24(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 9.24(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.24(a) or on whether or not an Erroneous Payment has been made.

(c)    Each Lender and Issuing Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the

Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.13 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e)    The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Debtor’s Indebtedness under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Indebtedness in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Indebtedness owed by the Debtor; provided that this Section 9.24 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Indebtedness of the Debtor relative to the amount (and/or timing for payment) of the Indebtedness that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Debtor for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 9.24 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.

2.23A new Section 9.25 is added at the end of Article 9 as follows:
“9.25    Flood Insurance. Agent hereby notifies each Lender that pursuant to applicable Flood Insurance Laws, each federally regulated Lender (whether acting as a lender or a participant in a credit) is responsible for assuring its own compliance with flood insurance requirements. The Agent will coordinate with the Borrower to deliver to the applicable Lender any additional information reasonably required for such Lender’s flood due diligence.
2.24A new Schedule I (Mortgaged Property) is attached hereto.
2.25Schedules 2.1 is deleted and replaced in its entirety by new Schedule 2.1 attached hereto.
2.26The form of Compliance Certificate attached to the Agreement as Exhibit C is deleted and replaced with the form of Compliance Certificate attached as Exhibit A to this Amendment.
2.27The form of Request Certificate attached to the Agreement as Exhibit D is deleted and replaced with the form of Request Certificate attached as Exhibit B to this Amendment.
3.Reaffirmations.
3.1The Borrower hereby acknowledges and reaffirms the execution and delivery of its Second Amended and Restated General Security Agreement dated as of July 18, 2013 and as supplemented prior to the date hereof (collectively, the “Borrower Security Agreement”), and agrees that the Borrower Security Agreement shall continue in full force and effect and continue to secure the “Obligations” as defined therein, including all indebtedness to the Agent, the Lenders and the Issuing Bank arising under or in connection with the Agreement, as amended hereby, and any renewal, extension or modification thereof, and the documents executed in connection therewith. The Borrower further acknowledges and reaffirms the authorization of any financing statements filed against the Borrower in connection with the Borrower Security Agreement and acknowledges, reaffirms, ratifies and agrees that the filing of such financing statement or financing statements shall continue in full force and effect and continue to perfect the Agent’s security interest in any and all collateral described therein granted to the Agent, for the benefit of the Agent and the Lenders, by the Borrower under the Borrower Security Agreement or otherwise.
3.2Each of the Guarantors hereby acknowledges and reaffirms the execution and delivery of its respective Guaranty (collectively, the “Guaranty”) and its respective Security Agreement (collectively, the “Guarantor Security Agreement”), and agrees that such Guaranty and the Guarantor Security Agreement shall continue in full force and effect and continue to guarantee or secure, as applicable, all “Obligations” as defined therein, including all indebtedness of the Borrower to the Agent, the Lenders and the Issuing Bank arising under or in connection with the Agreement, as amended hereby, and any renewal, extension or modification thereof, and the documents executed in connection therewith. Each Guarantor further acknowledges and reaffirms the authorization of any financing statements filed against such Guarantor in connection with the Guarantor Security Agreement and acknowledges, reaffirms, ratifies and agrees that the filing of such financing statement or financing statements shall continue in full force and effect and continue to perfect the Agent’s security interest in any and all collateral described therein granted to the Agent by such Guarantor under the General Security Agreement or otherwise.

4.Reference to and Effect on Loan Documents.
(a)Upon the effectiveness hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the Loan Documents to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.
(b)The Agreement, as amended by this Amendment, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Amendment supersedes all prior negotiations and any course of dealing between the parties with respect to the subject matter hereof. This Amendment shall be binding upon each Borrower and its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Agent, the Lenders and each of their successors and assigns. The Agreement, as amended hereby, is in full force and effect and, as so amended, is hereby ratified and reaffirmed in its entirety. Each Borrower acknowledges and agrees that the Agreement (as amended by this Amendment) and all other Loan Documents to which such Borrower is a party are in full force and effect, that such Borrower’s obligations thereunder and under this Amendment are its legal, valid and binding obligations, enforceable against it in accordance with the terms thereof and hereof, and that such Borrower has no defense, whether legal or equitable, setoff or counterclaim to the payment and performance of such obligations.
(c)Except as expressly and specifically set forth herein, the terms, provisions and conditions of the Agreement shall remain in full force and effect and unchanged by the terms of this Amendment. Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Agreement, nor constitute a waiver of any provision of the Agreement.
5.Post-Closing Obligations. Attached hereto as Exhibit C is a description of certain items to be completed by the Borrower after the date hereof. Borrower hereby covenants and agrees to complete such items within the time frames set forth in Exhibit C or such later date as may be agreed to in writing by the Agent and to provide Agent with evidence reasonably satisfactory to Agent that such items have been completed promptly following completion of each such item.
6.Other.
6.1This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or e-mail scanned image, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail scanned image to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by e-mail as a defense to the formation of a contract and each party forever waives such defense.
6.2This Amendment shall be governed by and construed under the internal laws of the State of New York, as the same may be in effect from time to time, without regard to principles of conflicts of law.
6.3Borrower shall take such other and further acts, and deliver to the Agent and the Lenders such other and further documents and agreements, as the Agent shall reasonably request in connection with the transactions contemplated hereby.

6.4The Borrower agrees to pay on demand by Agent all expenses of Agent, including without limitation, fees and disbursements of counsel for Agent, in connection with the transactions contemplated by this Amendment, the negotiations for and preparation of this Amendment and any other documents related hereto, and the enforcement of the rights of Agent’s and Lenders under the Loan Agreement as amended by this Amendment.
6.5To induce Lenders to enter into this Amendment, Borrower and Guarantors each waives and releases and forever discharges Agent and each Lender and their respective officers, directors, attorneys, agents and employees from any defenses, liability, damage, claim, loss or expense of any kind that any of them may have against Agent and each Lender arising out of or relating to the Loan Documents. Borrower and Guarantors, jointly and severally, further agree to indemnify and hold Agent and each Lender and their respective officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys’ fees) suffered by or rendered against Agent or any Lender on account of any claims arising out of or relating to the Loan Documents. Borrower and Guarantors each further state that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.

[Signature Page Follows]

The parties hereto have caused this Amendment to be duly executed as of the date shown at the beginning of this Amendment.

ASTRONICS CORPORATION

By: /s/ David C. Burney
    David C. Burney
    Vice President - Finance

Consented to, and Agreed, as of the date of this Amendment by the following Guarantors:

ASTRONICS ADVANCED ELECTRONIC
SYSTEMS CORP.
ASTRONICS CONNECTIVITY SYSTEMS &
CERTIFICATION CORP.
ASTRONICS CUSTOM CONTROL CONCEPTS INC.
ARMSTRONG AEROSPACE, INC.
LUMINESCENT SYSTEMS, INC.
ASTRONICS DME LLC
ASTRONICS AEROSAT CORPORATION
PECO, INC.
ASTRONICS TEST SYSTEMS INC.

By: /s/ David C. Burney
    David C. Burney, Treasurer

[Signature Page to Astronics Amendment No. 2]

HSBC BANK USA, NATIONAL ASSOCIATION
as Agent

By: /s/ Anita Ram
Name: Anita Ram
Title: Vice President

[Signature Page to Astronics Amendment No. 2]

HSBC BANK USA, NATIONAL ASSOCIATION
as a Lender, Swingline Lender and Issuing Bank

By: /s/ Shaun R. Kleinman
Name: Shaun R. Kleinman
Title: Senior Vice President

[Signature Page to Astronics Amendment No. 2]

BANK OF AMERICA, N.A., as a Lender

By: /s/ Kelly Werbecki
Name: Kelly Werbecki
Title: Senior Vice President

[Signature Page to Astronics Amendment No. 2]

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By: /s/Deborah Urtz-Gleeson
Name: Deborah Urtz-Gleeson
Title: Vice President

[Signature Page to Astronics Amendment No. 2]

TRUIST BANK, as a Lender
By: /s/ Juan De Jesus-Caballero
Name: Juan De Jesus-Caballero
Title: Senior Vice President

[Signature Page to Astronics Amendment No. 2]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Nancy Kallianas
Name: Nancy Kallianas
Title: SVP
[Signature Page to Astronics Amendment No. 2]